UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2024

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39130	45-5320061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24 Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2024, TELA Bio, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) by and between Canaccord Genuity LLC, as representative of the several underwriters named therein (the “Underwriters”) relating to the issuance and sale of an aggregate of (i) 12,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to the Underwriters at a price to the public of $2.25 per share and (ii) pre-funded warrants to purchase up to 5,800,000 shares of Common Stock (the “Pre-Funded Warrants”) at a price to the public of $2.2499 per warrant, which represents the per share public offering price for the Shares less the $0.0001 per share exercise price for each such Pre-Funded Warrant (the “Offering”). Pursuant to the terms of the Underwriting Agreement, the Company granted to the Underwriters a 30-day option to purchase up to an additional 2,670,000 shares of Common Stock in the Offering (the “Option Shares” and together with the Firm Shares, the “Shares”). The Offering is expected to close on October 24, 2024, subject to the satisfaction of customary closing conditions. All of the Shares and Pre-Funded Warrants in the Offering are being sold by the Company.

The net proceeds to the Company from the Offering are expected to be approximately $37.3 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company may receive nominal proceeds, if any, from the exercise of the Pre-Funded Warrants. The Company intends to use the proceeds from the Offering for general corporate purposes, including but not limited to sales and marketing, research and development activities, general and administrative matters, working capital and capital expenditures.

The Pre-Funded Warrants are immediately exercisable, have an exercise price of $0.0001 and may be exercised at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% (or, at the election of the purchaser, 4.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage not in excess of 9.99% by providing at least 61 days’ prior notice to the Company.

The Shares and Pre-Funded Warrants are being offered and sold pursuant to a prospectus supplement, dated October 23, 2024 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (“SEC”) on October 23, 2024, and an accompanying base prospectus that forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-275511), which was previously filed with the SEC on November 13, 2023 and declared effective on November 20, 2023.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company and also provides for customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement. The foregoing summary of the Underwriting Agreement and the Pre-Funded Warrants are qualified in their entirety by reference to the Underwriting Agreement and Form of Pre-Funded Warrant that are filed as Exhibit 1.1 and Exhibit 4.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Goodwin Procter LLP, counsel to the Company, delivered an opinion as to legality of the issuance and sale of the Shares and the Pre-Funded Warrants in the Offering, a copy of which is filed as Exhibit 5.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve estimates, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements related to the amount of proceeds expected from the Offering, and the timing and certainty of completion of the Offering. The risks and uncertainties relating to the Company and the Offering include general market conditions, the Company’s ability to complete the Offering on favorable terms, or at all, as well as other risks detailed from time to time in the Company’s filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2023 and the Prospectus Supplement. These documents contain important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained in this Current Report on Form 8-K. These forward-looking statements speak only as of the date of this Current Report on Form 8-K and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document
1.1	Underwriting Agreement, dated October 23, 2024, by and between TELA Bio, Inc. and Canaccord Genuity LLC.
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

	By:	/s/ Antony Koblish
	Name:	Antony Koblish
	Title:	President, Chief Executive Officer and Director

Date: October 23, 2024